Exhibit 99

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER OF FISCAL 2017

Wilmington, MA (March 29, 2017) -- UniFirst Corporation (NYSE: UNF) today announced results for its second quarter of fiscal 2017 which ended February 25, 2017. Revenues for the quarter were $391.4 million, up 7.8% from $363.1 million in the year ago period. Net income was $22.5 million ($1.10 per diluted share), down 4.2% from $23.5 million ($1.16 per diluted share) in the second quarter of fiscal 2016. Results for the second quarter of fiscal 2017 include the impact of the Company’s acquisition of Arrow Uniform (Arrow) which was completed in September 2016.

Core Laundry revenues in the quarter were $358.4 million, up 8.2% from those in the prior year’s second quarter. Adjusting for the estimated effect of acquisitions as well as a stronger Canadian dollar compared to a year ago, Core Laundry revenues grew 2.2%.

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “We are encouraged by the improvement during the second quarter of the Core Laundry Operations’ organic growth rate. Recent trends indicate that wearer levels at existing customers have stabilized after enduring two years of significant reductions in our North American energy-dependent markets. In addition, overall new sales as well as customer retention are also trending positively compared to the first half of 2016.”

Core Laundry operating income was $33.1 million during the quarter, an 8.5% decrease from the prior year. Its operating margin was 9.2%, down from 10.9% for the same period in fiscal 2016. The margin decline was primarily the result of higher selling and administrative expenses as a percentage of revenues. In addition, the estimated impact of the acquisition of Arrow decreased the Core Laundry operating margin by 0.6%.

Revenues from our Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, increased 6.5% in the quarter compared to the same period a year ago, and operating income was $2.1 million compared to $1.1 million in last year’s second quarter. The improvement in results during the quarter was driven by this segment’s US and Canadian nuclear operations. This segment’s results can vary significantly from period to period due to seasonality and the timing of reactor outages and projects.

UniFirst continues to maintain a strong balance sheet with no long-term debt and significant cash balances. Excluding the $119.9 million cash purchase price paid for the Arrow acquisition, cash and cash equivalents increased $69.6 million during the first half of the year. As of February 25, 2017, our cash and cash equivalents were $313.5 million.

Outlook

Mr. Croatti said, “During our last earnings call, we communicated that we expected full year revenues for fiscal 2017 would be between $1.550 billion and $1.565 billion and full year diluted earnings per share would be between $4.85 and $5.00. We now expect that our full year results will come in at the higher ends of these previously communicated ranges.”

Conference Call Information

UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products, and with 240 service locations, 300,000 customer locations, and 13,000 employee Team Partners, the company outfits nearly 2 million workers each business day. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index. For more information, contact UniFirst at 800.455.7654 or visit www.unifirst.com.

Forward Looking Statements

This public announcement contains forward looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, our ability to maintain and grow Arrow’s customer base and enhance its operating margins, our ability to compete successfully without any significant degradation in our margin rates, uncertainties caused by the continuing adverse worldwide economic conditions and their impact on our customers’ businesses and workforce levels, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, uncertainties regarding our ability to consummate and successfully integrate acquired businesses, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the continuing increase in domestic healthcare costs, including the ultimate impact of the Affordable Care Act, our retention of customers and renewal of customer contracts, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the negative effect on our business from sharply depressed oil prices, fluctuation on our revenue and net income from our specialty garments segment, the effect of currency fluctuations on our results of operations and financial condition, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, the impact on our goodwill and intangibles that might result from adverse financial and economic changes, our ability to properly and efficiently design, construct, implement and operate our new customer relationship management (“CRM”) computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, failure to comply with other state and federal regulations that might result in penalties or costs, seasonal and quarterly fluctuations in business levels, any loss of key management or other personnel, our dependence on third parties to supply us with raw materials, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, demand and prices for our products and services, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended August 27, 2016 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Thirteen weeks ended February 25,	Thirteen weeks ended February 27,	Twenty-six weeks ended February 25,	Twenty-six weeks ended February 27,
(In thousands, except per share data)	2017	2016	2017	2016

Revenues	$391,427	$363,097	$777,535	$736,481

Operating expenses:
Cost of revenues (1)	249,280	229,672	488,045	452,275
Selling and administrative expenses (1)	84,861	75,423	164,307	148,172
Depreciation and amortization	21,140	19,809	43,280	39,547
Total operating expenses	355,281	324,904	695,632	639,994

Income from operations	36,146	38,193	81,903	96,487

Other (income) expense:
Interest expense	172	218	354	439
Interest income	(1,292)	(892)	(2,275)	(1,656)
Foreign exchange (gain) loss	(108)	(132)	386	347
Total other (income) expense	(1,228)	(806)	(1,535)	(870)

Income before income taxes	37,374	38,999	83,438	97,357
Provision for income taxes	14,858	15,501	32,708	37,969

Net income	$22,516	$23,498	$50,730	$59,388

Income per share – Basic
Common Stock	$1.17	$1.23	$2.63	$3.10
Class B Common Stock	$0.93	$0.98	$2.10	$2.48

Income per share – Diluted
Common Stock	$1.10	$1.16	$2.49	$2.94

Income allocated to – Basic
Common Stock	$17,836	$18,691	$40,178	$47,232
Class B Common Stock	$4,518	$4,704	$10,184	$11,896

Income allocated to – Diluted
Common Stock	$22,362	$23,401	$50,381	$59,141

Weighted average number of shares outstanding – Basic
Common Stock	15,305	15,241	15,295	15,230
Class B Common Stock	4,846	4,795	4,846	4,795

Weighted average number of shares outstanding – Diluted
Common Stock	20,263	20,138	20,250	20,127

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets.

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	February 25, 2017	August 27, 2016
Assets
Current assets:
Cash and cash equivalents	$313,535	$363,795
Receivables, net	176,564	156,578
Inventories	71,493	78,887
Rental merchandise in service	144,603	138,105
Prepaid taxes	1,178	10,418
Prepaid expenses and other current assets	25,873	29,831

Total current assets	733,246	777,614

Property, plant and equipment, net	551,053	539,818

Goodwill	371,773	320,641
Customer contracts and other intangible assets, net	75,887	38,664
Deferred income taxes	338	97
Other assets	29,250	25,173

	$1,761,547	$1,702,007

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$55,250	$50,884
Accrued liabilities	104,785	100,782
Accrued taxes	—	969

Total current liabilities	160,035	152,635

Long-term liabilities:
Accrued liabilities	105,078	104,921
Accrued and deferred income taxes	79,038	79,670

Total long-term liabilities	184,116	184,591

Shareholders' equity:
Common Stock	1,546	1,542
Class B Common Stock	485	485
Capital surplus	77,668	72,561
Retained earnings	1,368,424	1,319,142
Accumulated other comprehensive (loss) income	(30,727)	(28,949)

Total shareholders' equity	1,417,396	1,364,781

	$1,761,547	$1,702,007

UniFirst Corporation and Subsidiaries

Detail of Operating Results

(Unaudited)

Revenues

	Thirteen weeks ended February 25,	Thirteen weeks ended February 27,	Dollar	Percent
(In thousands, except percentages)	2017	2016	Change	Change

Core Laundry Operations	$358,386	$331,365	$27,021	8.2%
Specialty Garments	21,787	20,451	1,336	6.5
First Aid	11,254	11,281	(27)	-0.2
Consolidated total	$391,427	$363,097	$28,330	7.8%

	Twenty-six weeks ended February 25,	Twenty-six weeks ended February 27,	Dollar	Percent
(In thousands, except percentages)	2017	2016	Change	Change

Core Laundry Operations	$710,229	$666,402	$43,827	6.6%
Specialty Garments	44,143	47,221	(3,078)	-6.5
First Aid	23,163	22,858	305	1.3
Consolidated total	$777,535	$736,481	$41,054	5.6%

Income from Operations

	Thirteen weeks ended February 25,	Thirteen weeks ended February 27,	Dollar	Percent
(In thousands, except percentages)	2017	2016	Change	Change

Core Laundry Operations	$33,059	$36,129	$(3,070)	-8.5%
Specialty Garments	2,095	1,146	949	82.8
First Aid	992	918	74	8.0
Consolidated total	$36,146	$38,193	$(2,047)	-5.4%

	Twenty-six weeks ended February 25,	Twenty-six weeks ended February 27,	Dollar	Percent
(In thousands, except percentages)	2017	2016	Change	Change

Core Laundry Operations	$76,732	$89,101	$(12,369)	-13.9%
Specialty Garments	3,246	5,432	(2,186)	-40.2
First Aid	1,925	1,954	(29)	-1.5
Consolidated total	$81,903	$96,487	$(14,584)	-15.1%

UniFirst Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)	Twenty-six weeks ended February 25, 2017	Twenty-six weeks ended February 27, 2016
Cash flows from operating activities:
Net income	$50,730	$59,388
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	37,051	35,297
Amortization of intangible assets	6,229	4,250
Amortization of deferred financing costs	56	104
Gain on sale of assets	(517)	—
Share-based compensation	4,370	2,537
Accretion on environmental contingencies	300	334
Accretion on asset retirement obligations	423	398
Deferred income taxes	(1,346)	5,978
Changes in assets and liabilities, net of acquisitions:
Receivables	(12,887)	(6,528)
Inventories	9,233	4,733
Rental merchandise in service	444	3,477
Prepaid expenses and other current assets and Other assets	7,471	(851)
Accounts payable	3,695	(79)
Accrued liabilities	704	1,574
Prepaid and accrued income taxes	8,793	(5,131)
Net cash provided by operating activities	114,749	105,481

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(121,414)	(73)
Capital expenditures	(43,011)	(44,028)
Proceeds from sale of assets	826	—
Other	123	111
Net cash used in investing activities	(163,476)	(43,990)

Cash flows from financing activities:
Payments on loans payable and long-term debt	—	(1,046)
Proceeds from exercise of Common Stock options, including excess tax benefits	2,283	1,026
Taxes withheld and paid related to net share settlement of equity awards	(1,546)	—
Payment of cash dividends	(1,448)	(1,436)
Net cash used in financing activities	(711)	(1,456)

Effect of exchange rate changes on cash	(822)	(1,596)

Net (decrease) increase in cash and cash equivalents	(50,260)	58,439
Cash and cash equivalents at beginning of period	363,795	276,553

Cash and cash equivalents at end of period	$313,535	$334,992